Exhibit 99.1

Inspire Medical Systems, Inc. Announces First Quarter 2024
Financial Results and Updates 2024 Outlook

Inspire Reports Year-over-Year
Revenue Growth of 28% in the First Quarter and Expects Profitability for the Full Year 2024

MINNEAPOLIS, Minnesota - May 7, 2024 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended March 31, 2024.

Recent Business Highlights
•Generated revenue of $164.0 million in the first quarter of 2024, a 28% increase over the same quarter last year
•Achieved gross margin of 84.9% in the first quarter of 2024
•Activated 66 new U.S. centers in the first quarter of 2024, bringing the total to 1,246 U.S. medical centers providing Inspire therapy
•Created 11 new U.S. sales territories in the first quarter of 2024, bringing the total to 298 U.S. sales territories

"We are pleased with our strong performance in the first quarter, growing revenue 28% year-over-year. Our revenue growth was again driven by increased market penetration in existing centers, expansion into new territories, and increased physician and patient awareness of our Inspire therapy," said Tim Herbert, Chairman and Chief Executive Officer of Inspire Medical Systems. "Given our strong performance in the quarter and our improved outlook for the remainder of 2024, we are increasing our revenue guidance and we now expect to be profitable for the full year 2024.”

First Quarter 2024 Financial Results

Revenue was $164.0 million for the three months ended March 31, 2024, a 28% increase from $127.9 million in the corresponding period in the prior year. U.S. revenue for the quarter was $155.8 million, an increase of 25% as compared to the prior year quarter. First quarter revenue outside the U.S. was $8.2 million, an increase of 141% as compared to the first quarter of 2023.

Gross margin was 84.9% for the three months ended March 31, 2024, compared to 84.4% for the corresponding prior year period.

Operating expenses increased to $154.5 million for the first quarter of 2024, as compared to $127.5 million in the corresponding prior year period, an increase of 21%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net loss was $10.0 million for the first quarter of 2024, as compared to $15.4 million in the corresponding prior year period. The net loss per share for the first quarter of 2024 was $0.34 per share, as compared to $0.53 in the prior year period.

As of March 31, 2024, cash, cash equivalents, and investments decreased to $469.2 million from $469.5 million on December 31, 2023.

Full Year 2024 Guidance

Inspire is increasing its full year 2024 revenue guidance to between $783 million to $793 million, which represents growth of 25% to 27% over full year 2023 revenue of $624.8 million. This compares to the prior revenue guidance of $775 million to $785 million.

The Company is maintaining its full year 2024 gross margin guidance of 83% to 85%.

Inspire is initiating first-time diluted net income per share guidance for the full year 2024 of between $0.10 to $0.20 per share.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter, as well as its guidance of 12 to 14 new U.S. territories per quarter for the remainder of 2024.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 7, 2024, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI50f0467cd69d485bba2cfe96040dad0a. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/3xastmph/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2024 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2024 and the impact of such additions, our expectations regarding operating leverage and profitability during 2024, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of macroeconomic trends; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; challenges experienced by patients in obtaining prior authorization, our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our

Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, including our next generation Inspire therapy system,or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$164,010	$127,897
Cost of goods sold	24,757	19,888
Gross profit	139,253	108,009
Operating expenses:
Research and development	28,850	25,519
Selling, general and administrative	125,621	101,988
Total operating expenses	154,471	127,507
Operating loss	(15,218)	(19,498)
Other (income) expense:
Interest and dividend income	(5,923)	(4,273)
Other expense (income), net	60	(17)
Total other income	(5,863)	(4,290)
Loss before income taxes	(9,355)	(15,208)
Income taxes	650	216
Net loss	(10,005)	(15,424)
Other comprehensive loss:
Foreign currency translation (loss) gain	(134)	105
Unrealized (loss) gain on investments	(542)	13
Total comprehensive loss	$(10,681)	$(15,306)
Net loss per share, basic and diluted	$(0.34)	$(0.53)
Weighted average common shares used to compute net loss per share, basic and diluted	29,615,166	29,089,950

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$175,416	$185,537
Investments, short-term	265,945	274,838
Accounts receivable, net of allowance for credit losses of $256 and $1,648, respectively	72,333	89,884
Inventories, net	48,974	33,885
Prepaid expenses and other current assets	9,546	9,595
Total current assets	572,214	593,739
Investments, long-term	27,803	9,143
Property and equipment, net	52,281	39,984
Operating lease right-of-use assets	22,248	22,667
Other non-current assets	11,296	11,278
Total assets	$685,842	$676,811
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$43,802	$38,839
Accrued expenses	28,370	39,266
Total current liabilities	72,172	78,105
Operating lease liabilities, non-current portion	24,500	24,846
Other non-current liabilities	146	1,346
Total liabilities	96,818	104,297
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 29,676,095 and 29,560,464 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	30	30
Additional paid-in capital	944,298	917,107
Accumulated other comprehensive income	124	800
Accumulated deficit	(355,428)	(345,423)
Total stockholders' equity	589,024	572,514
Total liabilities and stockholders' equity	$685,842	$676,811